Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2022

LITTLE ELM, Texas, March 30, 2023—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2022. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 30, 2023 with the U.S. Securities and Exchange Commission.

Our revenues for 2022 decreased 49.7% as sales to the U.S. government for COVID-19 vaccinations wound down in the first quarter of 2022, although international vaccine-related sales were significantly higher in 2022. We had revenues of approximately $94.8 million as compared to approximately $188.4 million in the prior year. Domestic revenues decreased 68.8% and international revenues increased 105%. In addition to the cessation of U.S. government orders, we experienced a decline in other domestic demand which may be due to customers retaining a surplus of inventory from prior periods.

In 2022, we spent $7.6 million to repurchase 3.6 million shares of our common stock and ordered a study of our trading patterns in recognition of our low stock price. Additionally, the low share price caused us to cancel underwater executive stock options which resulted in accelerated stock option expense. Total stock option expense (a non-cash expense) comprised 42.1% of our elevated General and administrative expenses in 2022 and was a leading factor in our 27.9% increase in Total operating expenses.

The Cost of manufactured product decreased 25.8% due to lower volumes. The loss from operations was $853 thousand principally due to the significant decline in sales to the U.S. government and sharply higher operating expenses. Contributing to the decline was also the lower per-unit international revenues and higher than previous per-unit costs. Net income was $5.1 million in 2022 as compared to $56.1 million in 2021 and basic earnings per share were $0.15 in 2022 as compared to $1.65 per share in 2021.

Throughout 2022, reimbursements from the U.S. government under the 2020 Technology Investment Agreement (“TIA”) continued, enabling significant expansions to our facilities and equipment. We have completed all construction and improvements required by the TIA. We also expanded our administrative offices at a cost of $5.8 million. As both capital projects and domestic vaccination-related sales wound down, we have implanted two reductions in workforce (in June 2022 and March 2023) which should reduce annual salary and wage expenses by approximately $3.8 million.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: supply chain disruptions, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer